Exhibit 13.13

Advertisement: Monogram This Is Monogram 30 sec LEARN_BB
Duration: 30 Seconds
CTA: thebonebot.com

Tagline: “Learn”

Narrator: “This is Monogram. We are an Austin, Texas*-based medical technology company transforming the orthopedic market by combining state-of-the-art surgical robotics with patient optimized implant design.”

Sherif Aly, PhD, VP of Engineering: “What’s really unique is the software that controls the arm. Because that, someone would have to develop from scratch.”

Dr. Douglas Unis, Founder & CMO: “This is the future of orthopedics, and it is inevitable.”

Narrator: “A unique opportunity awaits. Monogram is the future of orthopaedics. Visit thebonebot.com to learn more, that’s thebonebot.com”

* Testing the waters disclaimer:

MONOGRAM ORTHOPAEDICS, INC. IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC.

YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM https://www.sec.gov/Archives/edgar/data/1769759/000110465920132504/tm2029060d6_partiiandiii.htm